Exhibit 99.1

Clean Energy Appoints Total S.A. Executive to Board of Directors

NEWPORT BEACH, Calif. – February 26,  2020 – Clean Energy Fuels Corp. (CLNE) today announced that it has appointed Philippe Charleux, Senior Vice President of Total Marketing Services S.A.S. (TMS), a  subsidiary of Total S.A. (CAC: TOTF. PA) to its Board of Directors, effective immediately. Charleux will replace Total executive Momar Nguer,  President of TMS, who is stepping down, and join Philippe Montantême, Senior Vice President, Strategy Marketing Research at  TMS, who already serves on Clean Energy’s board.

“Clean Energy is fortunate to have the talent, expertise and energy that our directors from our partner Total bring to the table,” said Clean Energy’s Board Chairman Stephen Scully. “I am confident that like his colleagues,  Philippe is going to make an important and positive impact on our company, and we welcome his contribution.”

“Total supports Clean Energy’s vision of promoting a clean and renewable fuel alternative for fleet vehicles in the transportation industry,” said Charleux. “I look forward to working with my fellow Clean Energy board members and its executive management team to deepen the relationship so that we can leverage the strengths of our two companies to grow the natural gas fueling market.”

Charleux, 58, is Senior Vice President Lubricants and Specialties at TMS and is also a member of Total’s Group Performance Management Committee. He joined Total in 1986 as a research engineer, and has held many positions, including engineering, product quality, sales, strategy, and executive leadership roles such as General Manager, before being appointed Vice President. He holds a Master’s degree in Chemistry and Chemical Engineering from the Ècole Supérieure de Chimie Physique Électronique de Lyon.

Clean Energy also announced that its longtime director and former chairman, Warren I. Mitchell, notified the board that he will retire effective February 26, 2020.  Mitchell, a former Chairman and President of Southern Gas Company,  was one of the Company’s first board members.

About Clean Energy

Clean Energy Fuels Corp. is the leading provider of natural gas fuel and renewable natural gas (RNG) fuel for transportation in the United States and Canada, with a network of approximately 540 stations across North America that it owns or operates. Clean Energy builds and operates compressed natural gas (CNG) and liquefied natural gas (LNG) stations and delivers more CNG, LNG and RNG vehicle fuel than any other company in the United States. Clean Energy sells Redeem™ RNG fuel and believes it is the cleanest transportation fuel commercially available, reducing greenhouse gas emissions by at least 70%. Clean Energy owns natural gas liquefaction facilities in California and Texas that produce LNG for the transportation and other markets. For more information, visit www.CleanEnergyFuels.com.